Exhibit 9(b)
Form of Custodian Fee Schedule
Mellon Financial Corporation
For
The Gabelli Funds, LLC
February 12th, 2007
Mellon Financial Corporation, acting as custodian for the Gabelli Funds, LLC, would base its compensation according to the schedule that follows. Core custody services include domestic and global safekeeping of assets, transaction settlement, income collection, cash availability/forecasting, corporate action processing and basic on-line inquiry.
Potential ancillary services include performance and analytics, advanced on-line access and reporting, via the Workbench Client Reporting platform, and custom development. Investment related fees include, but are not limited to, wire charges, courier expenses, registration fees, stamp duties, etc. Clients are responsible for communications hardware, and software to support data transmissions to/from Mellon Financial Corporation.
This proposal is meant to provide Gabelli with a good faith estimate of fees and is based on our understanding of your requirements to this point for the new closed end fund. Should the nature of the account change dramatically, Mellon Financial Corporation reserves the right to re-negotiate its compensation based on the situation that exists in the account at such time. If non-standard or special services are requested, Mellon may negotiate additional compensation accordingly.

Domestic Custody Fee Schedule
Annual Asset Based Fee Per Fund Per Year:
..50 basis points (0.000050)
Transaction Fees:
$       4.50 per Depository Eligible Transaction
$     30.00 per Physical Transaction
$       5.00 per Paydown
$       5.00 per Fed Funds Wire Received or Delivered
$     20.00 per Futures Transaction
$     20.00 per Forward Contract
Global Fee Schedule:
Network Based Charges:

Category 1 2.0 basis points	Euroclear, France, Germany, Italy, Japan, Netherlands, New Zealand, Spain, Sweden, Switzerland, United Kingdom, Canada

Category 2 3.5 basis points	Australia, Belgium, CEDEL, Finland, Ireland, Luxembourg, Mexico, Norway, South Africa

Category 3 6.0 basis points	Argentina, Austria, Brazil, Denmark, Hong Kong, Malaysia, Portugal, Singapore, South Korea, Sri Lanka, Thailand, Turkey

Category 4 15.0 basis points	Czech Republic, Greece, Hungary, Indonesia, Israel, Peru, Taiwan, Zimbabwe

Category 5 20.0 basis points	Bangladesh, Bermuda, Botswana, Ghana, Kenya, Mauritius, Pakistan, Philippines, Poland, Uruguay

Category 6 40.0 basis points	Bolivia, Chile, China — Shanghai, China — Shenzhen, Colombia, Cyprus, Ecuador, Egypt, Estonia, India, Jordan, Morocco, Namibia, Panama, Russia, Slovak Republic, Venezuela, Zambia
Transaction Fees:

Category 1	Euroclear, France, Germany, Italy, Japan, Netherlands, New Zealand, Spain, Sweden, Switzerland, United Kingdom, Canada	$20.00

Category 2	Australia, Belgium, CEDEL, Finland, Ireland, Luxembourg, Mexico, Norway, South Africa	$35.00

Category 3	Argentina, Austria, Brazil, Denmark, Hong Kong, Malaysia, Portugal, Singapore, South Korea, Sri Lanka, Thailand, Turkey	$40.00

Category 4	Czech Republic, Greece, Hungary, Indonesia, Israel, Peru, Taiwan, Zimbabwe	$50.00

Category 5	Bangladesh, Bermuda, Botswana, Ghana, Kenya, Mauritius, Pakistan, Philippines, Poland, Uruguay	$60.00

Category 6	Bolivia, Chile, China — Shanghai, China — Shenzhen, Colombia, Cyprus, Ecuador, Egypt, Estonia, India, Jordan, Morocco, Namibia, Panama, Russia, Slovak Republic, Venezuela, Zambia	$85.00
Melton Global Securities Services offers other services not covered under the above schedule. These services are covered under separate fee schedules and include: Investment Management, Securities Lending, Third Party Lending Support, Foreign Exchange, Performance Measurement

and Analytics (through Russell/Melton Analytical Services), Advanced On-line Access, Non-Collectivized Real Estate and Mortgage Custody, Shareholder Services, Global Custody, Partnership Accounting, Derivatives Processing, Daily Valuations, Melton Executed Trade Support and Transfer Agency Services.
Melton will pass through to the client any out-of-pocket expenses associated with the following:
•	Worldwide custody, including but not limited to, postage, courier expenses, registration fees, stamp duties, and fed wire fees, etc.

•	Postage and courier expenses associated with delivery of reports

•	Proxy or tender solicitation expenses incurred with respect to our duties

•	Charges for customized reporting development, programming, interface development and maintenance

•	Costs on client specific, customized vendor feeds or data services used to support client customized reporting

•	Expenses associated with client requested: training, travel and consulting

•	Communication and hardware expenses including terminals, printers and leased lines required to support data transmissions to/from Melton

•	Legal charges for extraordinary events, such as lawsuits, client initiated events and regulatory audits, etc.

•	One-time set-up charge per trust not to exceed $10,000
Additionally, Melton may charge an administrative fee equal to 10% of the total out of pocket expenses.
Melton Global Securities Services will file class actions on behalf of client. An amount equal to 2% of the proceeds will be charged against each participating account at the time the proceeds are credited.
Additional fees may apply in situations where the following may occur: client’s billing requirements are exceptional, client requires “rush” service or systems development, clients require consulting services and / or manual or otherwise exceptional pricing for securities, Tax Department support work, or client requires on-site training.
Fees not paid within 30 days of the date of the invoice date will be subject to a late charge of 1.5% per month of the amount billed.

APPENDIX A
Gabelli Global Natural Resources
Gabelli Global Deal Fund
Gabelli Global Healthcare & Wellness Trust

Gabelli			Mellon

By:			By:

	Name:			Name:	Claire Driscoll
	Title:	President		Title:	Vice President
	Date:			Date: